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[SIGNAL PHARMACEUTICALS, INC. LETTERHEAD]                          EXHIBIT 10.25


                                                    June 13, 1995


Carl. F. Bobkowski
P.O. Box 9664
Rancho Santa Fe, CA 92067

Dear Carl:

        It is my pleasure to offer you the position of Executive Vice President at Signal Pharmaceuticals, Inc. This letter ("Letter Agreement") will serve to confirm the offer of the terms of your employment with Signal Pharmaceuticals, Inc. ("Signal" or the "Company"), such employment to begin June 13, 1995. If the terms discussed below are acceptable to you, please sign this Letter Agreement where indicated and return it to me at the above address.

        1.      Duties and Obligations.

                Your position at the Company will be Executive Vice President Corporate Development of the Company. In that capacity, you will be responsible for all corporate, product and clinical development as well as all commercial operations of the Company. You will report to and follow the instructions of the President of the Company.

                You agree that to the best of your ability and experience you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company.

        2.      Compensation.

                a. Salary. You will be paid a monthly salary of $14,583.33 less applicable withholdings ($175,000 annually;


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hereafter "Salary"). The Company will reimburse all reasonable business expenses that are incurred in the ordinary course of business and in accordance with the Company's policies as in effect from time to time. You may also be entitled to increases in your salary in accordance with the Company's policy and as are adopted and approved by the Board of Directors from time to time.

                b. Bonus. In the event that the Company closes a corporate partnering transaction during the first year of your employment (or series of transactions) in which the total amount to be received by the Company equals at least $25 million (including all up-front fees, equity investments and milestones, but not royalties), then you will be awarded a bonus of 25% of your annual salary. A 30% bonus will be paid if the total value of such transactions equal or exceed $35 million. Subsequent bonus plans will be designed annually and will be performance based.

                c. Severance. In the event that the Company determines that you have not made sufficient progress toward the Company's business development goals after completion of 9 months of employment and the Company terminates your employment, then the Company will agree to provide you with a severance payment of 3 additional months of salary and non-salary benefits.

                d. Non-Salary Benefits. You will be eligible for corporate benefits such as health and disability insurance, vacation, etc. as provided for by the Company.

                e.      Equity.

                        i) You will be granted an option, under Signal's 1993 Stock Option Plan (the "Plan"), to purchase 170,000 shares of the Company's Common Stock at the fair market value on the date of grant. The option will be immediately exercisable; provided, however, that the Company will have a repurchase right with respect to such shares which will lapse and the option will vest as to 20% of the shares upon completion of 12 full months of employment and as to the remaining shares at a rate of 5% per quarter over the next four years.

                        ii) Subject to amendment of the Plan, you will be granted an additional option to purchase 100,000 shares of the Company's Common Stock at the fair market value on the date


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of grant. The option will be immediately exercisable; provided, however, that subject to (A), below, the Company's repurchase right with respect to the shares will lapse and the option will vest as to 25% of the shares upon completion of 15 full months of employment and as to the remaining shares at the rate of 5% per quarter over the next 3 3/4 years.

                        A) In the event that the Company has not closed a corporate partnering transaction (or series of transactions) in which the total amount to be received by the Company equals at least $25 million (including all up-front fees, equity investments and milestone payments, but not royalties) within 9 months of the date of your employment, then the option described in section (e)(iii) shall, if not previously exercised, be canceled as to 25% of the shares, or if the option was previously exercised, then up to 25% of the shares so purchased shall be repurchasable by the Company at cost. If such a transaction has not been closed within 12 months of the date of your employment, then the option will be canceled or the shares will become repurchasable, as applicable, as to an additional 25% of the shares. If such a transaction has not been closed within 15 months of the date of your employment, then the option will be canceled or the shares will become repurchasable, as applicable, as to the remaining 50% of the shares.

                        iii) Subject to amendment of the Plan, you will be granted an additional option to purchase 50,000 shares of the Company's Common Stock at the fair market value on the date of grant. The option will be immediately exercisable; provided, however, that subject to (A), below, the Company's repurchase right with respect to the shares will lapse and the shares will vest as to 40% of the shares upon completion of 24 full months of employment and as to the remaining shares at the rate of 5% per quarter over the next 3 years.

                        A) In the event that the Company has not closed a second corporate partnering transaction (or series of transactions) in which the total amount to be received by the Company equals at least $10 million (including all up-front fees, R & D support, equity investments but, not royalties and milestone payments) within 24 months of the date of your employment, then the option shall, if not previously exercised, be canceled in its


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entirety, or if the option was previously exercised, then the shares so purchased shall be repurchasable by the Company at cost.

                        iv) The terms of each of the foregoing otpions will be reflected in a definitive Stock Option Agreement between you and the Company.

        3.      Term.

                a) Notwithstanding anything in this Agreement to the contrary, employment with the Company is "at will," not for a specific term, and can be terminated by you or by the Company at any time for any reason, with or without cause, subject to the termination provisions set forth herein. Any contrary representations which may have been made or which may be made to you are superseded by this offer.

                b) In the event that your employment is terminated by the Company then you will immediately resign from all positions with the Company.

                c) Except as specifically set forth in Section 2(c) hereof, in the event that you resign or your employment is terminated by the Company, the Company's obligations hereunder will immediately terminate.

        4.      Devotion of Entire Business Time to the Company's Business.

                a) During the term of your employment, you will devote all of your business time and attention to the business of the Company and the Company will be entitled to all of the benefits and profits arising from or incident to all such work, services and advice.

                b) During the term of your employment, prior to rendering any services of a commercial or professional nature to any person or organization, whether for compensation or otherwise, you will notify the President and the Board of Directors of the Company.

                c) During the term of your employment, you will not, directly or indirectly, either as an employee, employer,


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consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is competitive in any manner whatsoever with the business of the Company.

        5. Proprietary Information and Inventions Agreement; Outside Activities. Your acceptance of this offer is contingent upon the execution of the Company's Proprietary Information and Inventions Agreement, a copy of which will be provided for your review and execution prior to the commencement of your employment.

        6. Approvals. The terms of this Letter Agreement is subject to the approval of the Company's Board of Directors and to applicable legal and accounting requirements.

        If you accept this offer, the terms described in this Letter Agreement will be the terms of your employment. Any additions or modifications of these terms would have to be in writing and signed by yourself and an authorized officer of the Company.

        The terms of this offer and the Proprietary Information and Inventions Agreement must be agreed to as a condition of your employment. To accept this offer, please sign below.

        We look forward to working with you to make Signal a success. If there are any aspects of our offer which you would like clarified, please let me know.

                                        Very truly yours,


                                        /s/ ALAN J. LEWIS


                                        Alan J. Lewis, Ph.D.


I accept this offer on the foregoing terms.


/s/ CARL F. BOBKOSKI
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Carl F. Bobkoski


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